Exhibit 23.2

Independent Registered Public Accounting Firm Consent

We consent to the incorporation by reference in the registration statement of Escalade, Incorporated (Company) on Form S-8 (File Nos. 33-16279, 333-52475, 333-52477, 333-142756, 333-142757 and 333-183322) of our report dated February 25, 2014, on our audits of the financial statements of Intimus International GmbH (formerly Martin Yale International GmbH) as of December 31, 2013 and December 31, 2012 and for each of the three years in the period ended December 31, 2013, which report is included in this Annual Report on Form 10-K.

FALK & Co is not aware of any adjustments to the financial statements as of December 31, 2013.

/s/ FALK GmbH & Co KG
Heidelberg/Germany,
February 23, 2016